Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references to our firm in this Registration Statement on Form S-3 (including any amendments thereto) for Sanchez Energy Corporation, or the Registration Statement, and to the use and inclusion of our report, dated January 25, 2016 with respect to the estimates of reserves and future net revenues as of December 31, 2015, in the Registration Statement. We further consent to the reference to our firm as experts in this Registration Statement, including the Prospectus included in the Registration Statement.

/s/ Ryder Scott Company, L.P.

RYDER SCOTT COMPANY, L.P.
TBPE Firm Registration No. F-1580

Houston, Texas

March 21, 2016